Exhibit 10.26

July 29, 2019
Hans Geiselhöringer
c/o Nobel Biocare Services AG (the “Company”)
Dear Hans,
As you know, Danaher Corporation (“Danaher”) has announced that its Dental business will become a publicly traded company by way of an initial public offering (the “Dental IPO”), and it is anticipated the Dental IPO will be completed in late 2019 (the “Closing”). Upon the Closing, the Company, along with other Danaher Dental operating companies, will be organized as one business, Envista Holdings Corporation (“Envista”).
Subject to the Closing, we intend to recommend you for two separate grants of stock options and restricted stock units (“RSUs”) under Envista’s equity compensation program: a one-time special equity grant (the “Special Grant”) and an annual grant for the year 2020 (the “Annual Grant”).
The recommendation for the Special Grant will be made to the Compensation Committee of Envista’s Board of Directors (the “Committee”) at the first regularly scheduled meeting at which equity awards are considered following the Closing. The target award value of this Special Grant would be U.S.$200,000.
At the time annual equity compensation awards are considered by the Committee in 2020, a recommendation will be made to the Committee to grant you the Annual Grant as part of Envista’s annual equity compensation program for 2020. The target award value of this Annual Grant would be U.S.$700,000. You will be eligible annually for an equity award under Envista’s equity compensation program.
As a precondition to being recommended for such equity grants, Envista requires confirmation that you have signed the enclosed Amendment Agreement and Protection of Proprietary Rights Agreement (“PPRA”). Your signed Amendment Agreement and PPRA must be returned to Curt Bludworth, Human Resources (        ), no later than July 31, 2019.
The target award value of any grant(s) will be split evenly between stock options and RSUs. Any equity awards would vest 20% on each of the first five anniversaries of the grant date, and will be solely governed by the terms and conditions set forth in Envista’s applicable stock plan and in the particular form of award agreement required to be signed with respect to each award.
Please note that any equity awards granted to you by the Committee will be evidenced by the applicable award agreements that you will be required to sign, and this letter does not evidence the grant of any equity awards to you or otherwise create any right to future participation in Envista’s equity compensation program, continued employment or other entitlement or rights. The grant of stock options and RSUs will also be subject to any governmental, regulatory or other approvals that may be required. In addition, Envista cannot guarantee that any equity granted to you will ultimately have any particular value or any value at all.
We look forward to your continued success as part of the Envista team!
Regards.

/s/ Amir Aghdaei	/s/ Hans Geiselhöringer
Amir Aghdaei	Hans Geiselhöringer
Group Executive, Dental Platform	President Nobel Biocare Systems
31. July 2019